Exhibit 6(b)(ii)(5)

                           PUBLIC BROADCASTING SERVICE
                   NATIONAL PROGRAM PRODUCTION AN DISTRIBUTION
                                AGREEMENT PROGRAM

     Agreement made as of June 3, 1993 between Wombat Productions ("Producer"), and the Public Broadcasting Service ("PBS"), a nonprofit corporation organized under the laws of the District of Columbia.

     WHEREAS, PBS is responsible for developing and delivering a national program service to public television stations;

     WHEREAS, the Station Independence Program ("SIP") of PBS is responsible for assuring the production of high-quality television specials designed to maximize public television stations' on-air fundraising efforts;

     WHEREAS, Producer desires to produce a sixty-minute Program entitled

                        AUDREY HEPBURN REMEMBERED (w.t.)

for distribution to public television stations as a SIP fundraising special ("Program"); NOW, THEREFORE, the parties hereto mutually agree as follows:

1.   Program Production

     1.1 Producer agrees to produce the Program in accordance with (i) the description thereof attached hereto as Exhibit A, (ii) the Program Budget, attached hereto as Exhibit B and (iii) the PBS Production Cost Principles and Procedures.

     1.2 Producer will furnish and/or arrange for all necessary Program elements, rights and permissions and for all personnel, services and facilities required for acquisition or production and recording of the Program. Producer will maintain, or will arrange to have maintained, a complete file of all

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funding  agreements,  production  subcontracts,  property  acquisitions,  rights arrangements, talent contracts, employment agreements, clearance forms and other agreements or documents related to Program production or acquisition and will make copies of the same available to PBS upon reasonable request.

     1.3 Program acquisition and production shall be under Producer's direct supervision and co-production arrangements and subcontracts for substantial Program production hereunder may not be made by Producer without prior PBS approval. All expenditures in connection with the Program will be on Producer's own behalf so that any obligations incurred by Producer with respect to the Program will be at Producer's own risk without obligation of any kind on the part of PBS to such obligee. Nothing herein shall be deemed to create any association, partnership or joint venture between PBS and Producer with respect to the Program or otherwise.

     1.4 Producer acknowledges that SIP member stations have delegated to PBS the responsibility of delivering to them programs designed not only to meet the highest artistic and journalistic standards, but also to motivate viewers to contribute to their local public television stations. Producer agrees that PBS shall be entitled to participate in the pre-production, production and post-production creative decision making process in order to ensure maximum fundraising potential of the completed Program. Producer therefore agrees to consult with PBS on Program production matters and agrees to give reasonable good faith consideration to any suggestions made by PBS. As part of such consultation, Producer agrees to provide PBS with scripts or script outlines as requested by PBS; to invite an individual designated by PBS to attend principal shooting and editing sessions upon request and to screen the rough and fine cuts of the Program on a timely basis. All final creative and production decisions

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shall be made by Producer provided,  however,  that PBS shall have approval over the format and placement in the Program of pledge breaks and the use of any narration, text, or other Program material that makes specific reference to talent or viewer support of public television.

     1.5 Material changes from the Program Description in Exhibit A and in any of the major items of the Program Budget cannot be made without the express approval of PBS.

     1.6 The Program shall bear a proper copyright notice in the name of Producer, and Producer will take all steps necessary and appropriate within its control to protect all copyright and other property rights.

2.   Program Rights

     2.1 Producer hereby grants to PBS the right to duplicate the Program as desired and distribute the same by interconnection or recording for broadcast and rebroadcast throughout the United States, its territories and possessions (including Puerto Rico) ("License Area") over any and all public television stations and state networks.

     2.1.1 Producer grants to PBS the nonexclusive right to caption the Program, to duplicate and to perform publicly the captions whether in open or closed captioned format in any medium or form and under the same terms and conditions under which PBS, pursuant to this Agreement or by separate agreement, shall obtain the right to duplicate, distribute, broadcast or otherwise exhibit the Program. To the extent PBS exercises the right to caption granted hereunder, the captioning shall be considered a work made for hire, and, as such, Producer shall own all rights in the captions, subject to the duplication and public performing rights granted to PBS.

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     2.1.2 Producer grants to PBS the nonexclusive right to describe the Program on a separate audio channel as a special service for the visually impaired. Producer further grants to PBS the nonexclusive right to duplicate and perform publicly the descriptions in any medium or form and under the same terms and conditions under which PBS, pursuant to this agreement or by separate agreement, shall obtain the right to duplicate, distribute, broadcast or otherwise exhibit the Program. To the extent PBS exercises its rights granted hereunder to add descriptions to the Program, the addition of the descriptions shall be considered a work made for hire, and, as such, Producer shall own all rights in the descriptions, subject to the duplication and public performing rights granted to PBS.

     2.1.3 The rights granted pursuant to this paragraph shall consist of an initial public television release and five additional releases during a thirty-seven month period commencing on August 1, 1993, provided that the Program has been delivered to PBS in accordance with this Agreement (the "License Term"). Producer shall use its reasonable efforts to obtain additional releases for a longer period of time. For the purposes hereof, a "public television release" shall mean unlimited broadcasts over any and all public television stations during a seven-day period commencing with each station's first broadcast of the Program (either on a live or delayed basis) plus the right to authorize educational institutions in the License Area to record the Program off-air and to retransmit the Program over limited frequency, closed circuit and playback facilities for educational purposes for seven (7) days following any broadcast.

     2.2 Except as otherwise specified in Exhibit A, Producer further grants to PBS during the License Term, (i) the right to duplicate, distribute and authorize broadcast, rebroadcast and cablecast of the Program on a nonsponsored, sustaining basis over commercial television stations or cable channels in any geographic area in the License Area not serviced by a public television station,
(ii) the right to duplicate, distribute and authorize cablecast of the Program during the seven-day release period on a

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during  the  seven-day  release  period on a  sponsored,  sustaining  basis over non-pay cable channels programmed and operated by public television stations, and (iii) the right to duplicate, distribute and authorize broadcast and rebroadcast of the Program audio, whether separately or on a simulcast basis, on public radio stations, and on commercial radio stations on a nonsponsored, sustaining basis, in the license area.

     2.3 The Program will be completely exclusive to PBS in the License Area prior to and during the License Term. Producer agrees that it will not otherwise license, authorize or permit the following uses of the Program in the License Area prior to or during the License Term: (i) broadcast of the Program over public or commercial television or radio stations; (ii)cablecast of the Program over cable systems; or (iii) theatrical release of the Program. Producer further agrees that there will be no broadcast, cablecast or theatrical release of the Program in Canada prior to and during the License Term.

     2.4 Producer shall share with PBS revenue generated from all ancillary sales, license and other distribution of the Program, Program elements or material derived from or based upon the Program, in accordance with Exhibit C. PBS's right to share in Ancillary Revenue shall include, but not be limited to, revenue generated from all domestic and foreign sale or license of the Program and Program elements, and revenue generated form the sale or license of video and/or audio recordings of the Program or elements thereof.

     2.5 If Producer desires to sell or license broadcast or cablecast rights in the Program for any period commencing within three years of the conclusion of the License Term, PBS shall be entitled to a right of first negotiation and last refusal which shall operate as follows: (a) Producer shall not engage in negotiations with any third party for such rights before engaging in good faith negotiations with PBS; (b) if no agreement is reached between Producer and PBS after such negotiations, Producer may enter into negotiations with third parties; provided, however that (c) if Producer offers any of the aforementioned rights to a third party, Producer shall inform PBS in writing of the price and terms on which Producer proposes to sell or license such rights to such third party; and (d) PBS shall then have 20 days in which to meet such price and terms, also in writing, failing which Producer shall be free to sell or license such rights to a third party at a price and terms no more favorable to such third party than those of which Producer notified PBS.

     2.6 During the License Term, the Program concept and title will be completely exclusive to PBS in the License Area and Producer will not otherwise license or authorize any broadcast or cablecast of any Program or Series with the same or similar concept or title in the License Area during the License Term without prior approval from PBS.

     2.7 All versions of the Program produced for PBS and licensed for non-PBS exhibition, in addition to including the standard funding credit(s), shall include the standard PBS logo. If, however, the distributor cannot agree to distribute the Program with the PBS logo, Producer shall undertake to incorporate into the closing production credits the following acknowledgment:
"This Program (or "AUDREY HEPBURN REMEMBERED") was originally produced for the Public Broadcasting Service." PBS acknowledges that the inclusion of standard funding credits in programs licensed for foreign broadcast is subject to applicable foreign law and custom.

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     2.8 All  rights  other than those  specifically  granted to PBS  hereunder, subject only to the limitations provided hereunder, are retained and reserved to Producer for its own exercise. In no event will arrangements with respect to any ancillary rights in the Program made by Producer materially interfere with the rights granted to PBS hereunder.


3.   Program Funding

     3.1 PBS hereby agrees to pay Producer up to $250,000 (the "Program Payment") towards the production of the Program in accordance with the Program Budget contained in Exhibit B. Producer acknowledges having received an advance against the PBS Program Payment in the amount of $25,000. The $225,000 balance of the Program Payment will be paid in accordance with the payment schedule contained in Exhibit D. The total budgeted production cost for the Program, in accordance with the Program Budget, is $469,105 ("Total Budget").

     3.2 Producer agrees that it will complete and deliver the Program in its entirety, even if any funding from any source other than PBS is not forthcoming, and regardless of whether or to what extent the final total costs of the Program may exceed the Total Budget.

     3.3 Producer agrees not to make substantial revisions in the Program Budget or to apply funding to the production of the Program from third parties without prior approval from PBS, which shall not be unreasonably withheld.

     3.4 The Program Payment shall be paid in the manner and at the times specified in Exhibit D. Payments made hereunder are subject to Producer's compliance with the terms and conditions of this Agreement and to the delivery and acceptance of the reports specified in paragraph 7.1 hereof. The payment schedule specified in Exhibit D may be modified in the event that PBS makes a

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reasonable  determination  that Producer will not be financially able to perform its obligations under this Agreement. Producer will notify PBS in a timely manner if it is successful in its efforts to secure Program underwriting.

     3.5 Producer agrees that all funds provided by PBS to Producer are provided on a cost-reimbursement basis only, and that in no event will any portion of the Program Payment (except for the production fee, if any) be disbursed or applied by Producer for any purpose other than Program production and promotion hereunder, it being understood that this provision allows all payments made hereunder to be comingled with other production funds. No commitment, express or implied, is assumed by PBS to provide any funds in excess of the Program Payment or to extend or modify in any way the indicated scope of the Program.

     3.6 Producer acknowledges that the Programs are being funded by PBS in connection with the Station Independence Program and that the primary source of the Program Payment is payments made to PBS by participating public television stations. If defaults occur on stations' purchase obligations which significantly affect payments made to PBS by purchasing stations, PBS and Producer at PBS's election, agree to enter into good faith negotiations to modify this agreement with respect to delivery, budget, payment schedule, and other terms as may be necessary to accommodate any resulting delay or shortfall in the Program Payment.

4.       Program Delivery

     4.1 Producer will deliver to PBS, at Producer's expense, all Program materials in accordance with the schedule set forth in Exhibit E and at such time(s) and place(s) as PBS may designate.

     4.2 Producer shall use its best efforts to make VHS cassettes of the Program available to stations for use as membership thank you gifts. The cost to

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the stations will be approximately $10 per cassette, plus shipping and handling.


     4.3 The Program will conform to the PBS Technical Operating Specifications, excerpts of which are attached hereto as Exhibit F, relating to technical quality for interconnection, recording and broadcasting, stereo sound, color standards, opening and closing credits and cues, and similar matters. Producer will remake the Program to conform to amendments or alterations in the PBS Technical Operating Specifications made after completion of production of the Program at PBS's reasonable request and expense.

     4.4 The Program shall comply with the following PBS policies:

     (a) PBS "National Program Funding Standards and Practices," incorporated herein by reference;

     (b) Statement of Policy on Program Standards, incorporated herein by reference (attached as Exhibit G);

     (c) Public Broadcasting Journalism Policy, incorporated herein by reference (attached as Exhibit H);

     (d) PBS Guidelines for On-Air Announcements Promoting Program-Related Goods and Services (attached as Exhibit I);

     (e) all other PBS policies existing at the effective date of this Agreement and those thereafter duly promulgated by PBS; provided, however, that any of the aforesaid policies promulgated or amended subsequent to the effective date of this agreement which materially alter the obligations and responsibilities of Producer hereunder will be deemed to be subject to paragraph 11.3 hereof. If adoption of any such policy would require edits or modification to the completed Program, Producer shall remake the Program to conform to the policy at PBS's expense.

     4.5 Producer warrants that the Program shall comply with applicable provisions of the Communications Act of 1934, as amended, all applicable rules

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and regulations of the Federal Communications Commission (including Sections 317 and 508 of the Communications Act and Section 73.1212 of FCC rules and regulations concerning payola and plugola, attached as Exhibit J) and all other
state  and  federal  laws  and   regulations   pertaining  to  the   production,
duplication,   distribution  and  broadcast  of  programs.  In  the  event  that modifications to the Program may be required to achieve compliance with this paragraph or that the Program may raise any other legal question relating to the broadcast of the Program, Producer will give PBS detailed notification in writing at least three weeks before delivery of the Program or as soon as Producer is aware thereof, describing the problem and the proposed solution.


     4.6 PBS shall retain any and all videotape stock for the Program delivered pursuant hereto, which may either be erased, or archived after distribution hereunder.

5.       Program Distribution

     5.1 PBS undertakes to distribute the Program for broadcast subject to its available resources, established PBS practices and policies, and Producer's compliance with all terms and conditions herein. Producer will not represent or imply any intention on the part of PBS to distribute the Program without having first received express notice from PBS that such representations may be made. PBS shall have the right to schedule, reschedule or pre-empt the Program, after having first notified Producer.

     5.2 PBS will not (and will not authorize any television station to) make any changes in the content of the Program, cut, edit or otherwise alter the Program without notice to and consultation with Producer provided that nothing in this paragraph shall prohibit PBS or any such station from interrupting the Program -- in the event of any emergency or other eventuality of national or local public importance -- to cover such emergency or eventuality. A public

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television station may, without prior notice to or consultation with Producer or
PBS, cut, edit or otherwise alter the Program only as provided in the PBS station Users Agreement, which is attached hereto as Exhibit J.

6.       Program Promotion

     6.1 Producer will furnish PBS promotion and publicity materials as set forth in Exhibit E and such other or additional materials that may be available as PBS may reasonably request. PBS agrees that it shall use its reasonable efforts to utilize all such materials for the promotion of the Program.

     6.2 PBS may use and authorize others to use the Program title, the names, voices, likenesses and biographies of all persons in connection with the Program (including the right to excerpt portions of the Program or Program elements of no longer than three minutes in length) for the purpose of advertising, promoting or publicizing the Program or for institutional promotion. Producer shall be responsible for obtaining the rights necessary to enable PBS to conduct promotion in accordance with this paragraph, at no charge to PBS, and shall notify PBS in writing and in advance of Program delivery whenever such rights are not obtained.

     6.3 Producer agrees to comply with the PBS "Promotion and Advertising Guidelines," as contained in the PBS "National Program Funding Standards and Practices," incorporated herein by reference.

7.       Reports and Records

     7.1 Producer shall provide PBS with interim production status reports and financial reports as PBS may reasonably require during Program preparation and production, including, without limitation, statements certified by Producer's

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chief financial officer as to the exact status of the Program for which payments have been made to Producer but which has not yet been delivered to PBS. Within one hundred and twenty (120) days after delivery of the Program hereunder, and within one hundred and twenty (120) days after completion of the Program, Producer shall submit final and complete financial reports to PBS for the Program which will provide actual cost data directly comparable to the line items of the Program Budget.


     7.2 Producer shall provide to PBS reports specifying the amount of income received by Producer from ancillary sales as set forth in Exhibit C. These reports shall be provided within thirty days after December 31 of each year hereafter beginning with the December 31 immediately following initial distribution of the Program or related materials in any media and ending when any two consecutive reports reflect that Producer has received no such income for the periods covered by such reports; provided, however, that the reporting obligations described above shall resume in the event that Producer receives such income at any time thereafter. All such reports shall provide gross income and cost of sales data and information relating to the priority distributions pursuant to Exhibit C hereunder. The appropriate payments to PBS, if any, shall accompany all such reports.

     7.3 Producer will maintain auditable books, records, documents and other evidence (hereinafter "records") pertaining to (a) the expenditure of any portion of the Program Payment, (b) the source and value of all grants, facilities, goods and services used in, and all costs and expenses incurred in Program production hereunder to the extent and in such detail as will properly reflect all costs, direct and indirect, of labor, materials, equipment, supplies and services, and other costs and expenses for production of the Program hereunder, and (c) gross sales, income and expenses relating to ancillary sales

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pursuant to Exhibit C. Such records  will be  maintained  and be  available  for inspection by PBS or its authorized agent at all reasonable times commencing with the execution of this Agreement and, in the case of subparagraphs (a) and
(b), for a period of three years from the date of final payment hereunder, and in the case of subparagraph (c), until three years from the date of final payment to PBS pursuant to paragraph 7.2.

     7.4 PBS shall have the right at its expense to undertake, or have undertaken by an independent public accounting firm, an examination and audit of all records which in PBS's judgment are necessary to determine distribution income and Program expenses incurred by Producer under this Agreement.

8.       Warranties and Indemnities

     8.1 Producer represents and warrants that Producer is free to enter into and fully perform this Agreement; that Producer has all of the rights necessary to fully grant all the rights granted to PBS herein; that all of the rights, releases, clearances and/or licenses with respect to all materials and elements in, and all persons participating in, or performing services on, the Program have been secured by Producer for duplication, distribution, broadcast and other exhibition hereunder; that the duplication, distribution, broadcast and other exhibition rights granted hereunder will not violate any copyright, trademark, literary, artistic, musical or any other rights (including, but not limited to, defamation or invasion of privacy of any person, firm or corporation), and will not require any payment by PBS or those authorized to use or distribute the Program to Producer or to any third party whatsoever, except to the extent that PBS is responsible for the payment of non-dramatic music performance rights fees.


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     8.2 To the extent permitted by law,  Producer shall indemnify and hold PBS, its assigns and licensees authorized to use the Program hereunder, harmless from and/or against any and all claims, damages, costs, liabilities and expenses, including reasonable attorneys' fees, that may be suffered or incurred arising out of the exercise of the rights granted hereunder, or out of the material contained in the Program or related materials licensed or provided by Producer or out of any breach of any representation, agreement or the foregoing warranties made by Producer hereunder.

     8.3 Producer shall secure a policy of liability insurance applicable to the Program hereunder, acceptable to PBS, insuring Producer against the liabilities assumed hereunder and naming PBS and public television stations as additional insureds (including, but not limited to, copyright infringement, defamation, invasion of privacy, unauthorized use of titles, ideas or characters) provided, however, such policy shall not be required where applicable state or local laws or regulations prohibit it and where PBS is notified in writing to this effect. A copy of the policy shall be supplied to PBS prior to the initial public television release of the Program.

     8.4 PBS represents and warrants that PBS is free to enter into and fully perform this Agreement and shall indemnify and hold Producer or its assigns, harmless from and/or against any and all claims, damages, costs, liabilities and expenses, including reasonable attorneys' fees, which may be suffered or incurred arising out of any breach of any representation, agreement or the foregoing warranty made by PBS hereunder.

     8.5 PBS and Producer will promptly notify each other of any such claim of which either has knowledge, and each will assist the other in defending against any such claim, if so requested.


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9.       Rescheduling and Cancellation of Program

     9.1 If Producer fails to comply fully with the delivery schedule set forth in Exhibit E, PBS shall have the right, after notice to Producer to reschedule the Program and/or to modify any arrangements or understandings with respect to promotion and advertising of the Program.

     9.2 PBS will promptly review the Program and notify Contractor if, in PBS's best judgment, the Program does not comply with paragraphs 4.3, 4.4 and 4.5, or that such compliance would require modifications to the Program. If Producer and PBS, after consultation, cannot resolve such issues raised by the Program, PBS may reschedule the Program or redetermine the means of distribution. Where, however, PBS determines that distribution or broadcast would involve a substantial risk of legal liability, PBS may remove the Program from distribution. Where, in PBS's judgment, modifications to the Program are required to achieve compliance with paragraph 4.5, Producer shall be responsible for delivery of such modified Program pursuant to the terms of this Agreement.

     9.3 In the event that Producer fails to comply with the delivery schedule or with paragraph 4.3, 4.4 and 4.5, PBS may charge Producer (by deductions from the Program Payment or otherwise) a late delivery fee for handling late delivered materials and for its reasonable and necessary costs in substituting other promotional and advertising material for nondelivered or late-delivered promotional and advertising material, or in achieving a correction of the Program in order to comply with paragraphs 4.3, 4.4 and 4.5.

     9.4 In addition to the foregoing, PBS reserves the right to cancel the undelivered Program in the event of a material failure by Producer to deliver the Program in compliance with this Agreement. In the event of cancellation hereunder, Producer shall return to PBS forthwith any amount of the Program

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Payment previously received by Producer subject to paragraph 9.5 below.

     9.5 If Producer is (or may be) unable to deliver the Program as a result of fire, flood, hurricane, labor strike, earthquake, riot, war, acts of God, or similar causes beyond the control of the Producer ("force majeure"), Producer shall immediately notify PBS. PBS shall decide, after consultation with Producer if the Program can be completed, and if so, by whom. Such consultation shall include without limitation consideration of the following factors (to the extent relevant to the particular situation): the point in the production process at which the event of force majeure occurs, the length of the event of force majeure, the potential delay in the production schedule, the amount of time necessary to resolve any problems created by the event of force majeure, the nature of the Program, the extent of the injury to Program materials, facilities, and key production staff, PBS's need for timely delivery, the timeliness of the subject matter of the Program, the oral and written contractual obligations to Producer's coproducers and underwriters of the Program, and any other information that PBS deems relevant. In addition to the foregoing factors, PBS acknowledges a presumption in favor of having Producer complete the Program. Producer shall have a reasonable time after the onset of the force majeure event to demonstrate to PBS that it will be able to deliver the Program in accordance with Exhibit E ("Demonstration Period"). PBS shall, on the basis of the above factors, determine the length of the Demonstration Period, which shall be no less than 30 business days, unless the event of force majeure occurs less than 30 business days prior to the scheduled delivery date, in which case it may be shorter, and PBS shall determine a reasonable Demonstration Period. If, based on such consultation and evidence provided by

Producer PBS reasonably determines that the Program will not be delivered in accordance with Exhibit E and that timely delivery is necessary, PBS may, at its option, (a) designate a person or entity acceptable to both Producer and PBS to assume responsibility for completing the Program, or (b) if PBS determine that having Producer or another party complete the Program would be impossible or impractical, cancel the Program. In either event, (a) Producer shall only be required to return to PBS the PBS share of the amount of the budgeted Program costs not expended or irrevocably committed for budgeted Program costs hereunder up to the amount already received by Producer and Producer shall have no further liability for the undelivered Program; provided, however, that if Producer sells or licenses the rights to any footage from the undelivered Program or recovers any part of the Program Payment under any insurance policy, Producer shall pay PBS a share of any such proceeds, based on the ratio of PBS funding to the Program Budget, and (b) PBS shall not be obligated to make any further payments under this Agreement. If, pursuant to the payment schedule in Exhibit D hereof, PBS has paid Producer amounts insufficient to meet Producer's budgeted Program costs already expended or irrevocably committed, PBS shall pay Producer PBS's share of the difference between such amounts. If PBS designates another party to complete production of the Program, the provisions of paragraph 9.7 hereof shall apply.

     9.6 In the event of cancellation hereunder, all Program segments completed prior thereto shall be governed by the provisions of this Agreement.

     9.7 In the event of material failure by Producer to deliver the Program in compliance with this Agreement, PBS may, in lieu of exercising its right of cancellation hereunder, designate a person or entity acceptable to both PBS and Producer to assume responsibility for having the Program completed, in which case Producer shall use its reasonable efforts to insure to the extent necessary that all production agreements, subcontracts, and funding arrangements for the Program provide for assignment to PBS or its designees under the circumstances described in this paragraph. In that case, Producer shall also furnish to PBS or its designees at no charge all of Producer's work in progress for the Program, and shall return to PBS or its designees any amount of the Program Payment not properly attributable to work in progress hereunder. PBS shall retain the right to cancellation hereunder in the event that efforts to have responsibility for the completion of the Program assumed by a person or entity designated by PBS should fail.

     9.8 If PBS determines for any reason not to distribute either or both of the Program, or if PBS fails to distribute any Program within one year of its acceptance by PBS, then, at Producer's sole option, the rights to the Program granted to PBS hereunder shall either (a) remain under License to PBS, or (b) revert to Producer provided that Producer returns to PBS any amount of the Program Payment properly attributable to such nondistributed Program.

     9.9 Producer and PBS agree to consult, at each other's request, on all actions taken under this paragraph.

10.      Nondiscrimination

     10.1 Producer will not discriminate against any employee or applicant for employment because of race, color, religion, age, sex, national origin, or physical or mental handicap. Producer will take affirmative action to ensure that applicants are employed -- and that employees are treated during employment -- without regard to their race, color, religion, age, sex, national origin, or physical or mental handicap.

     10.2 Producer further agrees that it will comply with all laws and regulations prohibiting discrimination on the basis of race, color, religion, age, sex, national origin, or physical or mental handicap that may be applicable to Producer. These laws may include, but are not limited to: Title VII of the Civil Rights Act of 1964 (42 U.S.C. 2000e); the Equal Pay Act of 1963 (29 U.S.C.
206); the Age Discrimination in Employment Act of 1964 (42 U.S.C. 2000d); and Title IX of the Education Amendments.

11.      Effects and Amendments

     11.1 This Agreement shall be deemed to supersede and replace any previous documents, correspondence, conversations or other written or oral understandings between PBS and Producer related to the Program.

     11.2 No waiver by either party of any breach hereunder shall be deemed a waiver of any other subsequent breach.

     11.3 This Agreement cannot be altered, amended, changed or modified in any respect or particular unless each such alteration, amendment, change or modification shall have been agreed to in writing, signed and delivered by each such party hereto.

     11.4 This Agreement shall be deemed to become effective upon signature by the parties hereto.

12.      Bankruptcy/Loss of Property

     12.1 Producer shall immediately notify PBS, in writing, if: (i) Producer files a voluntary petition in bankruptcy, a voluntary petition to reorganize its business, or a voluntary petition to effect a plan or other arrangement with creditors; and (ii) Producer files an answer admitting the jurisdiction of the court and the material allegation of an involuntary petition filed pursuant to the Bankruptcy Code, as amended; (iii) Producer makes an assignment for the benefit of creditors, applies for or consents to the appointment of any receiver or trustee of all or any part of its property; (iv) Producer institutes dissolution or liquidation proceedings with respect to its business; (v) a writ or warrant of attachment, execution, distraint, levy, possession, or any similar process is issued by any court against any property of Producer or (vi) any lease or mortgage covering any significant portion of the property of Producer is terminated other than in the ordinary course of business.

     12.2 In the event that said petition, writ, or warrant or termination is not dismissed or a stay of foreclosure obtained or said assignment, appointment, or proceedings is not rescinded or terminated, within one hundred and twenty
(120) days of the issuance, making or commencement thereof, and the effect thereof is to materially frustrate or impede Producer's ability to carry out its obligation pursuant to, and the purposes of, this Agreement, then PBS may terminate this Agreement on such terms and conditions as PBS may specify, unless:

     (a) within one hundred and twenty (120) days after his election or appointment, any receiver or trustee of Producer or, within one hundred and twenty (120) days of the commencement thereof, Producer itself as a debtor-in-possession in connection with any such reorganization or similar proceedings, shall have remedied any uncured failure to comply with any provisions of this Agreement; and,

     (b) within said one hundred and twenty (120) days, said receiver or trustee, or Producer itself as a debtor-in-possession, shall have executed an agreement, duly approved by PBS and the court having jurisdiction over the premises, whereby said receiver or trustee or Producer in said capacity, assumes all obligations and agrees to be bound fully by each and every provision of this Agreement.

13.      Assignment

     This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no rights under this Agreement may be assigned by either party (unless specifically authorized hereunder) without the prior written consent of the other party, which consent may not be unreasonably withheld. No assignment shall relieve the assignor of any liability whatsoever.

14.      Miscellaneous

     14.1 This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     14.2 Unless otherwise provided herein or agreed to by the parties, any notice, report or demand required or permitted by any provision of this Agreement shall be in writing and shall be deemed to have been sufficiently given or served for all purposes upon being sent by telegram, fax, mail, or personally delivered to the respective parties hereto at the following addresses or such other addresses as either party shall notify the other party of:

         Public Broadcasting Service
         1320 Braddock Place
         Alexandria, VA 22314-1698
         ATTENTION:        Director, Program Business Affairs

         WOMBAT Productions (Contractor)
         250 West 57th Street
         New York, NY 10019
         ATTENTION:        Gene Feldman

     14.3 The relationship between the parties hereunder shall be as independent contractors and neither shall have the authority to commit, bind, incur any expenses, enter into any agreement or otherwise act, or represent to any third party that it has authority to act, on behalf of the other, except as may be expressly set forth herein. Nothing herein shall create any association, partnership, joint venture or the relationship of principal or agent between PBS and the Producer.

     14.4 The captions contained in this Agreement are for reference purposes only and are not party of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date first above written.


                           PUBLIC BROADCASTING SERVICE


                                                   BY:  /s/Ann Blakey
                                                        Ann Blakey
                                                        Director
                            Program Business Affairs

                               WOMBAT PRODUCTIONS


                                                    BY: /s/Gene Feldman